Exhibit 19.1

ARLO TECHNOLOGIES, INC. INSIDER TRADING COMPLIANCE PROGRAM

Adopted August 3, 2018
Revised January 29, 2021
Revised August 4, 2023

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Arlo Technologies, Inc. (the “Company”) has adopted the policies and procedures described in this Memorandum.

I.Adoption of Insider Trading Policy.

The Company has adopted the Insider Trading Policy attached as Attachment 1 (the “Policy”), which prohibits trading based on material, nonpublic information regarding the Company (“Inside Information”). The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be delivered to all new employees and consultants upon the commencement of their relationships with the Company, and is to be circulated to all personnel at least annually.

II.Designation of Certain Persons.

i.Section 16 Individuals. The Company has determined that those persons listed on the attached Attachment 2 are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”). Attachment 2 will be amended from time to time as appropriate to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers or directors.

ii.Other Persons. The Company may from time to time identify other persons who, together with the Section 16 Individuals, should be subject to the pre-clearance requirement described in Sections VI.A, because the Company believes that, in the normal course of their duties or with respect to a particular matter, such persons have, or are likely to have, regular or special access to Inside Information. Such individuals are also identified in Attachment 2.

III.Prohibition Against Investments in Derivatives and Using Company Securities as Collateral for Loans.

i.Derivatives. The Company has determined that no employee of the Company, including, but not limited to, the Company’s executive officers and directors, may engage in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.

ii.Collateral. The Company has determined that no employee of the Company, including but not limited to, the Company’s executive officers and directors, may pledge Company securities, as collateral for loans or otherwise.

IV.Establishment of Trading Window.

The Company has determined that all employees, including executive officers and directors of the Company, and all Company consultants and contractors shall be prohibited from trading any stock or securities of the Company except during a mandatory trading window that will open at the opening of the market on the second trading day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year (as the case may be) and will close at the close of the market on the last day of the second calendar month of the next quarter, except for the first trading window of the fiscal year, which will extend for an additional two calendar weeks (or such other periods as the board of directors may determine from time to time). In addition, the Company shall have the right to impose special black-out periods during which such persons will be prohibited from trading any stock or derivative securities of the Company, even though the trading window would otherwise be open.

I.Appointment of Compliance Officer.

The Company has appointed Brian Busse, the Company’s General Counsel and Corporate Secretary, as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may select others to assist with the execution of his or her duties.

I.Duties of Compliance Officer.

The duties of the Compliance Officer shall include, but not be limited to, the following:

i.Establishing appropriate processes and procedures for any transactions involving the Company’s securities by those individuals listed on Attachment 2 (including without limitation consideration for the requirement that such individuals transact in the market only under an approved 10b5-1 Plan) in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

ii.Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

iii.Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission by Section 16 Individuals under Section 16 of the Exchange Act.

iv.Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

v.Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

vi.Assisting the Company in the implementation of the Policy.

vii.Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding the change of requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

ATTACHMENT 1

ARLO TECHNOLOGIES, INC.

INSIDER TRADING POLICY
and Guidelines with Respect to
Certain Transactions in Company Securities

This Policy provides guidelines to employees, officers and directors of, and consultants and contractors to Arlo Technologies, Inc. (the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries, who receive or have access to Material Nonpublic Information (as defined on page 4 below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee or consultant can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1. Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the beginning of the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” means a day on which national stock exchanges and the New York Stock Exchange (“NYSE”) are open for trading. A “Trading Day” begins at the time trading begins on such day.

2. Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director or employee of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

4. Prohibition Against Investments in Derivatives. The Company has determined that no employee of the Company, including, but not limited to, the Company’s executive officers and directors, may engage in transaction in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.

5. Prohibition on Using Company Securities as Collateral. The Company has determined, that no employee of the Company, including but not limited to, the Company’s executive officers and directors, may pledge Company securities, as collateral for loans or otherwise.

Potential Criminal and Civil Liability
and/or Disciplinary Action

1. Liability for Insider Trading. Pursuant to federal and state securities laws, insiders may be subject to penalties of up to $1 million and up to ten years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Trading Guidelines and Requirements

1. Black-Out Period and Trading Window. To promote compliance with this Policy and applicable federal and state securities laws, the Company requires that all employees, including directors and executive officers of the Company, and all Company consultants and contractors refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period (the “trading window”) commencing at the opening of the market on the second Trading Day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year (as the case may be) and continuing until the close of the market on the last day of the second calendar month of the next quarter, except for the first trading window of the fiscal year, which will extend for an additional two calendar weeks (or such other period as the board of directors may determine from time to time).

From time to time, the Company may also prohibit directors and executive officers from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. In such event, directors and executive officers may not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading. The Company would re-open the trading window at the beginning of the second Trading Day following the date of public disclosure of the information, or at such time as the information is no longer material.

The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is probably only the first ten days of the trading window and trading during that period is recommended. The prohibition against trading during the black-out period encompasses the fulfillment of “limit orders” by any broker for a director or executive officer, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

It should be noted that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until the beginning of the second Trading Day following the date of public disclosure of such information, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and good judgment must be used at all times.

2. Pre-clearance of Trades. The Company has determined that all executive officers and directors of the Company and certain other persons identified by the Company from time to time and who have been notified that they have been so identified must refrain from trading in the Company’s securities, even during the trading window, without first complying with the Company’s “pre-clearance” process as established by the Company’s Compliance Officer. Each such person should contact the Company’s Compliance Officer prior to commencing any trade in the Company’s securities. The Compliance Officer will consult as necessary with senior management of the Company before clearing any proposed trade. The Company requires that each executive officer and director of the Company who are Section 16 reporting persons only conduct sales of shares pursuant to an approved Rule 10b5-1 Trading Plan, absent extraordinary circumstances or subject to certain exceptions as approved by the Compliance Officer including, among other things, transactions where no beneficial ownership in the shares occurs, or transactions for estate planning purposes.

Individual Responsibility of Each Officer,
Director, Employee and Consultant to Comply with Policy

Every officer, director, employee and consultant has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s corporate collaborators, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties and termination of employment may result from trading on inside information regarding the Company’s business partners. All officers, directors, employees, consultants and contractors should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

Although it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

• Financial results
• Known but unannounced future earnings or losses
• Execution or termination of significant license agreements or other contracts with suppliers, customers and other business partners

• News of a pending or proposed merger or other acquisition
• News of the disposition, construction or acquisition of significant assets
• Timing of product introductions and new product announcements of a significant nature
• Significant product defects or modifications
• Significant changes in sources or availability of supplies
• Patent or other intellectual property milestones
• Engineering achievements or other developments from research efforts
• Significant developments involving corporate relationships
• Changes in dividend policy
• Stock splits
• New equity or debt offerings
• Impending bankruptcy or financial liquidity problems
• Positive or negative developments in outstanding litigation
• Significant litigation exposure due to actual or threatened litigation
• Major changes in senior management

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.
Certain Exceptions

1. Stock Options, Purchase Plans and RSUs. For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans or the purchase of shares pursuant to the Company’s Employee Stock Purchase Plan (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. Further, this Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted stock units or performance-based restricted stock units issued by the Company; provided, that, discretionary market sales of the stock received upon exercise or settlement of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

2. Rule 10b5-1 Trading Plans. For purposes of this Policy, the Company considers that trades of the Company’s securities made pursuant to a plan adopted in strict compliance with Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”) are exempt from this Policy; provided, however, that such a plan must first be approved by the Company’s Compliance Officer. The Compliance Officer shall not approve a 10b5-1 Plan or any modification thereof unless the requirements set forth in the Company’s Rule 10b5-1 Trading Plan Guidelines have been satisfied.

Additional Information - Directors and Officers

Directors and officers of the Company and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers, directors and such other persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. In addition, the receipt of stock under the Company’s Employee Stock Purchase Plan is not deemed a purchase under Section 16. Section 16 prohibits executive officers and directors from ever making a short sale of the Company’s stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered (i.e., a “short sale against the box”). All executive officers and directors of the Company and such other identified persons must confer with the Compliance Officer before effecting any such transaction. The Company strongly discourages all such transactions by executive officers, directors and all employees.

While employees and consultants who are not executive officers and directors are not prohibited by law from engaging in short sales of the Company’s securities, the Company believes it is inappropriate for employees and consultants to engage in such transactions and therefore strongly discourages all employees and consultants from such activity.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Compliance Officer.

ATTACHMENT 2

ARLO TECHNOLOGIES, INC.
EXECUTIVE OFFICERS AND DIRECTORS SUBJECT TO
SECTION 16

1. Directors:

Jocelyn Carter-Miller

Ralph E. Faison

Grady Summers

Matthew McRae

Catriona Fallon

Sean Aggarwal

Amy Rothstein

2. Executive Officers (including executive officers who are also directors):

Name Title

Matthew McRae Chief Executive Officer

Kurtis Binder Chief Financial Officer

Brian Busse General Counsel & Corporate Secretary

ARLO TECHNOLOGIES, INC.

INSIDER TRADING COMPLIANCE PROGRAM - PRE-CLEARANCE CHECKLIST

Individual Proposing to Trade:

Compliance Officer: Brian Busse

Proposed Trade:

Manner of Trade: 10b5-1 plan/cashless exercise/sale of shares held long/exercise and hold (cash)/exercise and hold (sale of shares to cover)

Proposed Trade Date:

☐ Trading Window. Confirm that the trade will be made during the Company’s “trading window.”

☐ Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.

☐ Form 4. Ensure that a Form 4 has been or will be completed and will be timely filed.

☐ Prohibited Trades. Confirm, if the individual is an officer or director subject to Section 16, that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction.

☐ Rule 144 Compliance. Confirm that:

☐ Current public information requirement has been met (i.e., all 10-K, 10-Q and other reports during the last 12 months have been filed);
☐ Shares are not restricted or, if restricted, the applicable holding period has been met;
☐ Volume limitations (greater of 1% of outstanding Common Stock or average weekly trading volume last four weeks) are not exceeded (confirm the individual is not part of an aggregated group);
☐ The manner of sale requirements have been met (“broker’s transaction” or directly with market maker); and
☐ The Notice of Form 144 has been completed and filed.

☐ Rule 10b-5 Concerns. Confirm that:

(i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, (ii) the individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer which the individual believes may be material, and (iii) there are no events which have imposed a special prohibition on trading by the individual.

	Signature of Compliance Officer	Date
I am not trading on Material Nonpublic Information.

	Signature of Individual	Date